Exhibit 99.1

For Further Information Contact:
Paul G. Henning Cameron Associates 212-554-5462 phenning@cameronassoc.com

CELSION Secures $6.5mm Credit Facility

Columbia, MD — November 9, 2007:  CELSION CORPORATION (AMEX: CLN) today announced that it has closed on a $6,500,000 credit facility with M&T Bank. The terms of the agreement allow for draws against the facility in amounts up to $1,500,000 per month, up to a maximum of $6,500,000. The loan bears interest at LIBOR plus 2.75% and is due and payable on June 21, 2008.

Michael H. Tardugno, Celsion’s President and Chief Executive Officer commented, “Given that we will receive a portion of proceeds from the sale of Prolieve in installments over the next 2 years, this credit facility enhances the continuity of our operations by providing access to additional funding sources, if needed, between installment dates. Consistent with our commitment to minimizing financial risk this credit line allows Celsion to have a steady stream of cash funding while it initiates its Primary Liver Cancer pivotal study and develops plans to advance the Recurrent Breast Cancer at the Chest Wall study.”

About Celsion:

Celsion is dedicated to the development and commercialization of oncology drugs including tumor-targeting treatments using focused heat energy in combination with heat activated drug delivery systems.  Celsion has research, license or commercialization agreements with leading institutions such as the National Institutes of Health, Duke University Medical Center, University of Hong Kong, Cleveland Clinic, North Shore Long Island Jewish Health System. Additional information about Celsion Corporation can be found on the Celsion web site at www.celsion.com.

Celsion wishes to inform readers that forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, unforeseen changes in the course of research and development activities and in clinical trials by others; possible acquisitions of other technologies, assets or businesses; possible actions by customers, suppliers, competitors, regulatory authorities; and other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.